Exhibit 23.2

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2023, with respect to the consolidated balance sheet of Greenbacker Renewable Energy Company, LLC and subsidiaries as of December 31, 2022, and the related consolidated statement of operations, comprehensive income (loss), redeemable noncontrolling interests and equity, and cash flows for the period from May 19, 2022 through December 31, 2022, and the related notes incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York

April 10, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.